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                                                                   EXHIBIT 12.1
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STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
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                                                                           For the Twelve Months Ended September 30
                                                         --------------------------------------------------------------------------
(Dollars in thousands)                                        2000           1999          1998           1997           1996
-------------------------------------------------------- --------------- -------------- ------------- -------------- --------------

FIXED CHARGES:
Real estate
Interest and debt expense                                    $   45,974     $   39,585    $   42,817     $   40,819     $   40,514
Ground rent                                                          --             --            69            101            101
                                                         --------------- -------------- ------------- -------------- --------------
     Total fixed charges for ratio - real estate                 45,974         39,585        42,886         40,920         40,615
Banking
Interest expense                                                394,400        245,507       238,410        239,815        188,836
                                                         --------------- -------------- ------------- -------------- --------------
     Total fixed charges for ratio - total company           $  440,374     $  285,092    $  281,296     $  280,735     $  229,451
                                                         =============== ============== ============= ============== ==============



EARNINGS:
Operating income - total company                             $   77,351     $   85,689    $  165,950     $   61,194     $   21,935
Total fixed charges for ratio - total company                   440,374        285,092       281,296        280,735        229,451
                                                         --------------- -------------- ------------- -------------- --------------
     Total earnings for ratio                                $  517,725     $  370,781    $  447,246     $  341,929     $  251,386
                                                         =============== ============== ============= ============== ==============



RATIO OF EARNINGS TO FIXED CHARGES                               1.2 x          1.3 x          1.6 x          1.2 x          1.1 x
                                                         =============== ============== ============= ============== ==============



Excess of available earnings over fixed charges              $   77,351     $   85,689    $  165,950     $   61,194     $   21,935
                                                         =============== ============== ============= ============== ==============
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